Exhibit 11

                          Evergreen Bancorp, Inc.

                 Computation of Net Income Per Common Share

              (Dollars in Thousands, except Per Share Amounts)


                                                                                   Year Ended December 31,
                                                                            1996           1995           1994
Net Income Per Common Share
Weighted Average Common Shares Outstanding                                  9,229,000      9,430,000      9,456,000
Net Income                                                                   $ 10,313        $ 8,380        $ 7,265
Net Income per Common Share                                                    $ 1.12          $ .89          $ .77
Net Income Per Common Share -- Primary
Weighted Average Common Shares Outstanding                                  9,229,000      9,430,000      9,456,000
Dilutive Common Stock Options                                                 124,000         76,000         32,000
Weighted Average Common shares and Common Share Equivalents Outstanding     9,353,000      9,416,000      9,488,000
Net Income                                                                   $ 10,313        $ 8,380        $ 7,265
Net Income per Common Share -- Primary                                         $ 1.10          $ .89          $ .77
Net Income Per Common Share -- Fully Diluted
Weighted Average Common Shares Outstanding                                  9,229,000      9,430,000      9,456,000
Dilutive Common Stock Options                                                 215,000        132,000         32,000
Weighted Average Common shares and Common Share Equivalents Outstanding     9,444,000      9,562,000      9,488,000
Net Income                                                                   $ 10,313        $ 8,380        $ 7,265
Net Income per Common Share -- Fully Diluted                                   $ 1.09          $ .88          $ .77